OFFICE OF
BEVERLY B. KAUFMAN
COUNTY CLERK
HARRIS COUNTY, TEXAS

C 70224
11/18/03 800009968 $11.00
Assumed Name

This is to acknowledge receipt of certificate of operation under Assumed Name which was filed in my office for
WOW ENERGIES,
under the file number as shown on the cash register validation above, and indexed in the Assumed Name Records as prescribed by law.

The certificate shows

WOW ENERGY

to be the owner(s) of said business.

The period (not to exceed 10 years) during which the assumed name will be used is shown as NOVEMBER 18, 2003 through NOVEMBER 18, 2013 .

Whenever there is a change of ownership, a withdrawal certificate shall be executed and duly acknowledged by the person or persons so withdrawing from or disposing of their interest in said business. Until such certificate has been filed, they shall remain liable for all debts incurred in the operation of said business.

Beverly B. Kaufman
County Clerk, Harris County

Sarah Davis

SARAH DAVIS Deputy

Form No. CC-E 03-13-07(Rev.11/12/97)

1001 PRESTON, 4TH FLOOR @ P.O. BOX 1525 @ HOUSTON, TEXAS 77251-1525 @ 713/755-6411